News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX AGREES TO SELL MINING BUSINESS TO BUCYRUS FOR $1.3 BILLION

WESTPORT, CT, December 20, 2009 –Terex Corporation (NYSE: TEX) today announced that it has signed a definitive agreement to sell its mining business to Bucyrus International Inc. (NASDAQ: BUCY), for $1.3 billion in cash. The products to be divested by Terex in the transaction include hydraulic mining excavators, electric drive mining trucks, track and rotary blasthole drills, and the highwall miner, as well as the related parts and aftermarket service businesses, including the company-owned distribution locations. The transaction, which is subject to customary regulatory approvals, is expected to close in the first quarter of 2010.

“This transaction accelerates the transformation of Terex Corporation as we move from a Construction and Mining Equipment Company to a Machinery and Industrial Products business,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “Going forward, we will focus on products and services where we can maintain and build superior customer propositions with high returns on capital for our owners. The current environment plus this transaction provide an excellent opportunity to create value. We plan to execute the changes needed to make this happen.”

Mr. DeFeo emphasized “The sale of Mining to Bucyrus is good for customers, team members and shareholders. It is a classic proposition that strengthens the mining business for its customers and team members. For Terex, the attractive cash offer provides us excellent financial flexibility, as our cash balance will substantially equal our outstanding indebtedness. The approximately $1 billion of after-tax proceeds will allow Terex to invest in its current, high return-on-capital businesses, or to look to add new, well positioned niche manufacturers with strong market presence to the Company’s portfolio.

Mr. DeFeo continued, “Mining is a highly capital intensive business. It would take us years to build the infrastructure to service and support new equipment sales in many of the key mining markets around the world where Bucyrus already has significant presence. We are confident that both Companies’ stakeholders will benefit from the transaction, with our mining customers being the ultimate beneficiaries. The journey to make this a great business will accelerate under the leadership of Bucyrus, which has a historically strong presence in surface mining with its rope shovel and dragline products.”

Goldman, Sachs & Co. acted as financial advisor to Terex on this transaction. Bryan Cave LLP acted as counsel to Terex on this transaction.

Terex will host a conference call with presentation to review the sale of the mining business on December 21, 2009 at 9:00 a.m. EST. Ronald M. DeFeo, Chairman and Chief Executive Officer, and other members of the Terex Senior Management Team will be available to answer questions following a short presentation.

To access the call, dial (877) 726-6603 at least 10 minutes before the call is scheduled to begin. International participants should dial (706) 634-5517.

A simultaneous webcast of this call, including the accompanying presentation, will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time.

A replay will be available shortly after the live call and can be accessed until December 28, 2010 at 12:00 a.m. EST. To access the telephone replay, please dial 800-642-1687 (International 706-645-9291) and enter conference id #48372486. To access the web replay of the call, go to the Investor Relations section of the Company’s website at www.terex.com.

The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880

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